Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the inclusion of my audit report concerning the financial statements of IMEX International Corp. as of December 31, 2009 and for the period from March 19,2009 to December 31, 2009 which is included in a filing of that company on form S-1/A. I also consent to the use of my name under the heading “Interest of Named Experts and Counsel – Accounting Matters”.

/s/ Robert G. Jeffrey

Robert G. Jeffrey

Wayne, New Jersey, 07470

November 29, 2010